Exhibit 99.1
President’s Letter
April 28, 2006
Dear Shareholders:
For the twelve months ended December 31, 2005, Metretek Technologies had by all measures the finest year in its history: we reported approximately $47.3 million in revenues and income from continuing operations of $2.6 million, or $0.21 per basic share. In the fourth quarter, revenues totaled $15.2 million and net income from continuing operations was $1.5 million, or $0.12 per basic share.
PowerSecure
Our revenues at this subsidiary were over $30 million in 2005, which was up approximately 62% from 2004. Gross profits for this business segment increased by $3.2 million, from $5.7 million in 2004 to $8.9 million in 2005.
In various news releases issued in late 2005 and early 2006, we announced significant increases in new business to PowerSecure, such that we now expect a trebling of PowerSecure’s revenues in 2006, with a backlog of approximately $50 million going into 2007.
Southern Flow
Southern Flow, based in Lafayette, Louisiana, had an excellent year despite two major hurricanes, Rita and Katrina, that cost the subsidiary an estimated $500,000 in revenues and earnings and prevented it from realizing a record year in both sales and profitability.
Southern Flow — which nonetheless finished the year with $13.3 million in revenues and $1.8 million in segment profits, compared to $12.8 million in revenues and $1.9 million in segment profits in the prior year — has now fully recovered; with healthy petroleum markets supported by high oil and gas prices, we should again see outstanding results in 2006.
Equity Investment
Due to similar factors, our 27% equity position in an unconsolidated affiliate — consisting of disposal wells in the Denver-Julesburg Basin area — showed substantial improvement year over year. Income from this investment was $1.7 million in 2005 compared to $1.3 million in 2004, an increase of 31%.

Metretek — Florida
While its results are far from what we want or expect, the Florida operation stabilized in 2005. Management is now completely focused on the business of expanding sales in its core businesses as well as in its new business, the InvisiConnect™ suite of products.
Financial
Most recently, in April 2006, we completed a private placement of approximately 2 million new common shares of stock at $14 per share, raising gross proceeds of $28 million. After expenses and paying down approximately $5.6 million in debt, we realized net proceeds of approximately $20.5 million.
With these proceeds, and with borrowing capabilities of $4.5 million, Metretek is in its best financial position ever. Not only is the balance sheet strong, but the income statement continues to improve, and we feel the Company is in excellent shape for the foreseeable future.
In summary, we are an exciting company with superb technology and employees who are both talented and extraordinarily dedicated, and whose mission — to serve Metretek’s customers while building shareholders’ wealth — remains unchanged. We look forward to a great 2006 and further growth throughout the decade. Thank you for your continued support.
Sincerely yours,
W. Phillip Marcum
President and CEO

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